UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 31, 2016

ALPHA PRO TECH, LTD.

(Exact Name of Registrant as Specified in Charter)

Delaware	01-15725	63-1009183
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

60 Centurian Drive, Suite 112 Markham, Ontario	L3R 9R2
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: 905-479-0654

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)     On August 31, 2016 (the “Effective Date”), Alpha Pro Tech, Ltd. (the “Company”) entered into an Executive Employment Agreement (the “Employment Agreement”) with Lloyd Hoffman, the Company’s Chief Executive Officer. The term of the Employment Agreement is for a period commencing on the Effective Date and continuing through January 1, 2021, and thereafter automatically renewing for successive periods of one year unless either party provides the requisite notice not to renew.

Mr. Hoffman’s employment with the Company may be terminated at any time by the Company with or without Cause or in the event of Mr. Hoffman’s Retirement, death or Disability (as such terms are defined in the Employment Agreement). If Mr. Hoffman’s employment with the Company is terminated for Cause, the Company will pay Mr. Hoffman any accrued base salary and benefits. If Mr. Hoffman is terminated without Cause, the Company will pay Mr. Hoffman any accrued base salary and benefits and a termination payment calculated by dividing Mr. Hoffman’s base salary in effect on the date of termination by 12 and multiplying that number by the number of years of his service for the Company, to be paid in installment payments as set forth in the Employment Agreement. If Mr. Hoffman Retires and is not Disabled, Mr. Hoffman will continue to provide services to the Company, either as a consultant or a representative, for four years. Mr. Hoffman will be paid for these services an amount consisting of forty percent (40%) of Mr. Hoffman’s base salary in effect on the date of Retirement. If Mr. Hoffman dies or becomes Disabled, the Company will pay Mr. Hoffman, his estate, beneficiary or other designee, any accrued base salary and benefits and a death or Disability payment calculated by dividing Mr. Hoffman’s base salary in effect on the date of death or Disability by 24 and multiplying that number by the number of years of his service for the Company. If there is a Change of Control of the Company (as such term is defined in the Employment Agreement) and Mr. Hoffman is terminated in connection with such Change of Control or at any time thereafter during the term of the Employment Agreement, the Company will pay Mr. Hoffman any accrued base salary and benefits and a termination payment calculated by dividing Mr. Hoffman’s base salary in effect on the date of termination by 12 and multiplying that number by the number of years of his service for the Company, to be paid in a lump sum payment as set forth in the Employment Agreement. Mr. Hoffman will be subject to certain non-competition and non-solicitation restrictions for a period of two (2) years following the termination of his employment with the Company, and Mr. Hoffman must execute a general release acceptable to the Company prior to receiving any termination or Change of Control payments provided for in the Employment Agreement.

Pursuant to the terms of the Employment Agreement, Mr. Hoffman is to receive an annual base salary of $500,000, payable in equal installments in accordance with the Company’s then existing payroll practices. The Employment Agreement provides that Mr. Hoffman’s base salary will be increased to $550,000 effective January 1, 2017 and to $600,000 effective January 1, 2018. Mr. Hoffman will be eligible for an annual discretionary bonus in the form of cash or equity based upon an evaluation of the Company’s Board of Directors of the financial performance of the Company and Mr. Hoffman’s performance during the Company’s preceding fiscal year.

The foregoing description of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to such document, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 9.01      Financial Statements and Exhibits.

(d)      Exhibits

Exhibit No.	Exhibit

10.1	Executive Employment Agreement, dated August 31, 2016, by and between Alpha Pro Tech, Ltd. and Lloyd Hoffman

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALPHA PRO TECH, LTD.

Date: September 2, 2016	By:	/s/ Colleen McDonald
Colleen McDonald
Chief Financial Officer